Exhibit 4.17

CONTRACTOR AGREEMENT

THIS AGREEMENT is made as of the 15th day of December, 2005.

BETWEEN:

Northern Canadian Minerals Inc.

Suite 1304 – 925 West Georgia Street

Vancouver, BC V6C 3L2

Canada

(hereinafter called the “Company”)

OF THE FIRST PART

AND:

KAL Exploration Inc.

23756 Currant Drive

Golden, CO., 80401

(hereinafter called the “Contractor”)

OF THE SECOND PART

WHEREAS the Company is incorporated under the laws of Canada and carries on business as a mineral exploration, development and production company;

WHEREAS the Contractor is incorporated under the laws of the State of Colorado and carries on an independent consulting business for the mining industry;

 WHEREAS the Company wishes to employ the Contractor  to act as its Chief Geologist and Exploration Manager, to act in that capacity as is customary in the mining industry, and the Contractor has agreed to such employment, on the terms and subject to the conditions herein set forth;

AND WHEREAS the parties wish to formally record the terms of employment of the Contractor and its responsibilities, remuneration and other benefits;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.0

EMPLOYMENT

1.01

The Company agrees to employ and to continue to employ the Contractor and the Contractor agrees to serve the Company (and its associates or affiliates if so requested by the Company) in the capacity of Chief Geologist and Exploration Manager, pursuant to the authority vested in it hereby and in accordance with all laws during the term of this Agreement (“Term”).

1.02

The Term of employment of the Contractor under this Agreement shall commence

2

on January 1, 2006 and co...nue until December 31, 2006. The ..rm of employment shall automatically renew for 1 year periods, unless notice is given to the employee at least 30 days in advance of the Termination Date.

1.03 The Contractor shall report to and be directly responsible to the Board of Directors of the Company. The Contractor shall perform, observe and conform to such duties and instructions as from time to time are reasonably and lawfully assigned or communicated to him by the Board of Directors and which are reasonably consistent with the employment and status of the Contractor as Chief Geologist and Exploration Manager of the Company, and shall make such reports to the Board of Directors as may be necessary to fully and properly inform the Board of Directors of the matters of business of the Company as well as such additional reports as the Board of Directors may from time to time reasonably request. Contractor, by or through Keith A. Laskowski, shall have the authority as Chief Geologist and Exploration Manager of the Company for day-to-day operations of the Company, as is customary for an officer of a mining company, including but not limited to the following authority:

(a) Make operational purchase, sale and agreement decisions for the Company, each transaction having a value of no more than $10,000 without express written approval of the Board of Directors

(b) Operate the business of the Company pursuant to a pre-established budget ("Budget") to be approved by the Board of Directors;

(c) Recommend uranium mineral exploration, development and production programs and plans to the Board of Directors for the Company to pursue; provide overall direction and policy to the Board of Directors of the Company.

(d) Enter into contracts and other agreements consistent herewith, binding on, and on behalf of, the Company as the Company's representative, without personal liability therefore.

(e) Represent the Board of Directors of the Company at shareholder and corporate functions, in communications to shareholders.

(f) Assist with and negotiate all necessary financing for the Company, with approval of the Board of Directors.

(g) Assist with the management of promotional and public relations activities with the brokerage community and represent the Company to the media.

The Board of Directors and Contractor shall meet promptly following execution of this Agreement to establish a preliminary budget and operating plan to be followed until the next formal Board of Director meeting establishing the Company's annual budget and plan.

1.04 The Contractor agrees to serve as a Director of the Company if so requested by the Board of Directors. The Contractor further agrees to serve as a Director and/or an officer of associated or affiliated companies if so requested by the Directors as long as this Agreement remains in force. ~~The Company shall provide Contractor with Director's and Officer's Insurance~~

~~in an amount and coverage consistent with the authority and duties of the position herefore.~~

1.05 The Contractor shall work from Contractor's offices in Colorado, and shall provide services at Company office locations as required and agreed by the Board of Directors.

2.0 COMPENSATION

2.01 The Company agrees to pay the Contractor and the Contractor agrees to accept as remuneration for services hereunder on a daily rate basis of CAD $600.00 per day, for a minimum of 10 days, on average, per month, to a maximum fee of CAD $ 12,000 per month, payable by monthly invoice, exclusive of any other benefits referred to herein but subject to the provisions of Section 3.02. Services in excess of 10 days per month shall be approved in advance by the Board of Directors.

2.02 The Company will issue 500,000 NCA Warrants to the Contractor, upon execution of this Agreement, at the current price of NCA common stock. The NCA Warrants will be vested over 24 months, subject to quarterly release.

2.03 The Company agrees to pay the Contractor a Performance Bonus, for each of the following actions and accomplishments:

-CAD $30 000 for each new project acquired by NCA subject to Board's approval;

-CAD $30 000 for each project farmed out subject to the Board's approval;

-CAD $10 000 for each JV renewed, on an annual basis and subject to Board's approval

-CAD $30 000 for successful project execution, including identification of projected resources, from completion of specific, approved budget expenditure, which is completed within budget and on time.

The bonus payout will be capped at CAD$120,000 per annum, ending on December 31st.

2.04 The parties agree that the Company will review the said remuneration on an annual basis and will make any adjustments it determines are reasonable in the sole opinion of the Directors, who may take into account (but are not limited to) the Contractor's performance and the financial and operating success of the Company in the preceding twelve (12) months. Such review shall take place within six months following the fiscal year end of the Company. In no case will the annual salary be reduced unless by mutual agreement, such agreement to be in writing. For greater certainty, annual remuneration as referred to herein shall not include any other payments such as bonuses, share options, benefits, etc.

2.05 (a) The Contractor shall be entitled to participate in any incentive programs, including, without limiting the generality of the foregoing, share option plans, share purchase plans, share bonus plans or financial assistance plans, in accordance with and on terms and conditions determined by the Directors in their sole discretion. The Contractor acknowledges that its participation in these plans or programs will be to such extent and in such amounts as the Directors in their sole discretion may decide from time to time.

(b)

Any amounts which the Contractor may be entitled to under any such plan or program shall not, for the purposes of this Agreement, be treated as salary.

(c)

The Contractor agrees that the Company may pursuant hereto, substitute, reduce, modify, or if necessary, eliminate such plans or programs at any time.  All such plans or programs shall be governed by the policies of the various regulatory bodies which have jurisdiction over the affairs of the Company.

2.06

The Contractor shall be reimbursed by the Company for all out of pocket expenses actually, necessarily and properly incurred by him in the discharge of its duties for the Company.  The Contractor agrees that such reimbursements shall be due only after he has rendered an itemized expense account, together with receipts where applicable, showing all monies actually expended on behalf of the Company and such other information as may reasonably be required and requested by the Company.

2.07

The Company shall make payment of all salary, fees, and bonuses  to Contractor by direct wire transfer to a designated bank account. Company shall be responsible for any additional fees or expenses that result from any dual taxation that may arise, as a result of the Contractor residing in the U.S., and working in Canada. Contractor shall be responsible for all U.S. withholdings, taxes and fees.

1.8

The Company shall assist the Contractor, in any requirements for work permits necessary for the Contractor to perform the duties of this Agreement in Canada.  The Company shall reimburse the Contractor for any expenses necessary to perform the duties of this Agreement.

3.0

DUTIES OF THE CONTRACTOR

3.01

The Contractor will diligently and faithfully devote its best efforts to advance the Company’s interest throughout the term of this Agreement.

3.02

During the term of this Agreement, the Contractor shall devote a sufficient amount of its working time, attention and energies to the business of the Company to carry out its duties hereunder and may serve as a director, officer, Contractor or consultant of such other companies or legal entities as determined by the Contractor so long as such positions do not interfere in any material respect with its duties hereunder.

3.03

The Contractor will not, at any time or in any manner during the continuance of its employment hereunder, or at any time within one year after the termination of its employment, divulge any of the confidential affairs or secrets of the Company to any person or persons, without the previous consent in writing of the Directors, and will not use or attempt to use any information which he may acquire in the course of its employment for its own benefit, directly or indirectly.

3.04

The Contractor agrees to communicate at once to the Company all Primary Uranium and related exploration, development and  business opportunities, inventions and improvements in the nature of the Uranium Exploration business of the Company which, while its employment continues, it may conceive, make or discover, become aware of, directly or indirectly, or have presented to him in any manner, that relate in any way to the type of business of the Company, either as it is now or as it may develop, and such business opportunities, inventions and improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payment therefore in addition to the salary and benefits described herein to the Contractor.

4.0

TERMINATION

4.01

The Contractor may terminate this Agreement and its employment by giving the Company at least  two  (2) months’ written notice (the “Contractor’s Termination Notice”), provided that the Company shall have the right to give written notice to the Contractor that the Company is waiving the full notice period and is permitting this Agreement and the employment of the Contractor to be terminated upon a date that is less than one month after the date of the Contractor’s Termination Notice as determined by the Company and further provided that all salary, benefits and bonuses payable to the Contractor hereunder and all other obligations of the Company  to the Contractor hereunder shall cease after the effective date of termination, and  upon such termination notwithstanding  the provisions of  Section 1.01 or any other Section hereof.  Any monies owed by the Contractor to the Company up to the date of termination shall be then paid by the Contractor to the Company.

4.02

The Company may terminate this Agreement by giving the Contractor at least  two (2) months’ written notice (the “Company’s Termination Notice”), and further provided that Contractor shall receive payment for a minimum of 10 days per month for services provided during the Company’s Termination Notice period.  All salary, benefits and bonuses payable to the Contractor hereunder and all other obligations of the Company  to the Contractor hereunder shall cease after the effective date of termination, and  upon such termination notwithstanding  the provisions of  Section 1.01 or any other Section hereof.  Any monies owed by the Contractor to the Company up to the date of termination shall be then paid by the Contractor to the Company

Termination of the Agreement in accordance with this Section shall relieve the Parties  from any and all obligation, liability or claim to each other  exclusive of monies owing to the Contractor up to the date of termination.  Company shall provide a formal separation agreement to Contractor,  releasing Contractor from any future liabilities, subject to terms and conditions herein.

4.03

On the termination of its employment for any reason, the Contractor agrees to deliver up to the Company all documents, financial statements, records, plans, drawings and papers of every nature in any way relating to the affairs of the Company and its associated or affiliated companies which may be in its possession or under its control.

4.04

At any time during the term hereof, in the event a third party acquires, whether through takeover bid, private purchase, merger, amalgamation, corporate reorganization or any other form of business combination, more than twenty percent (20%) of the issued and outstanding shares of the Company and assumes control of the Company, and if, as a result of that change of control, the Contractor's position with the Company is either terminated or substantially changed from the responsibilities contemplated in the Contractor's job description, as provided for herein, without the agreement of the Contractor the Contractor will be entitled to a severance payment equal to that described in section 4.02. Furthermore, all Warrants issued to the Contractor, subject to Section 2.02 shall become immediately and fully vested to the Contractor.

4.07

If the Contractor should die during the period of its employment hereunder, termination of its employment shall be deemed to have been effected by the Company and the provisions of Section 4.02 shall apply.  In such event, any payment to be made to the Contractor pursuant to this Agreement shall be paid to the legal representatives of the Contractor provided the Company has received notice of claim from the Contractor’s legal representative within sixty (60) days of the Contractor’s death, provided further that any outstanding stock options shall continue to be exercisable by the legal representatives of the Contractor until the earlier of the expiry date of the options and twelve (12) months following the date of death of the Contractor.

5.0

SUCCESSORS OR ASSIGNS

5.01

The rights and obligations of the Company under this Agreement shall enure to the benefit of and be binding upon the successors or assigns of the Company.

The Company shall  require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, provided that, if the Contractor agrees, an express agreement may not be required if such results by operation of law.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Contractor to compensation from the Company in the same amount and on the same terms as the Contractor would be entitled hereunder  as if such succession had not occurred except that, for purposes of implementing the foregoing, the date of which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 5.01 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.0

MISCELLANEOUS

6.01

This Agreement and the employment of the Contractor shall be governed, interpreted, construed and enforced according to the laws of the province of British Columbia and the laws of Canada applicable therein.

6.02

This Agreement shall inure to the benefit of and be enforceable by the Contractor's legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Contractor should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees or, if there be no such designee, to  his estate.

6.03

References herein to “associates” or “affiliates” shall mean associates and affiliates as defined in the Canada Business Corporations Act.

6.04

This Agreement represents the entire agreement between the Contractor and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof.

6.05

Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage (Special Delivery) prepaid and addressed as follows:

To the Contractor:

KAL Exploration Inc.

23756 Currant Drive

Golden, Colorado 80401

(303) 526-4808

FAX: 303 526 4807

To the Company:

Northern Canadian Minerals Inc.

Suite 1304 – 925 West Georgia Street

Vancouver, B.C.   V6C 3L2

Canada

or to such other address as any party may specify in writing to the other and shall be deemed to have been received, if delivered, on the date of delivery and if mailed as aforesaid, then on the second business day following the date of mailing thereof provided that if there shall be, at the time of mailing or within two business days thereof, a strike, slowdown or other labour dispute which might affect delivery of notice by the mails then the notice shall only be effective if actually delivered.

6.06

The waiver by the Contractor or by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Contractor.

6.07

Time shall be of the essence of this Agreement.

6.08

All references herein to dollar amounts shall be deemed to refer to Canadian funds.

7.0

AGREEMENT VOLUNTARY AND EQUITABLE

7.01

The Company and the Contractor further acknowledge and declare that they each have carefully considered and understand the terms of employment contained in this Agreement including, but without limiting the generality of the foregoing, the Contractor's rights upon termination and the restrictions on the Contractor after termination, and acknowledge and agree that the said terms of employment and rights and restrictions upon termination are mutually fair and equitable, and that they executed this Agreement voluntarily and of their own free will.